Exhibit 10.1

THE 2010 SYPRIS OMNIBUS PLAN

Article I.	General

1.1           Purpose - The purpose of the 2010 Sypris Omnibus Plan (“Plan”) is to retain and to motivate directors, officers, other employees and consultants (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

1.2           Eligibility - The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

1.3           Term - The Committee may grant awards under this Plan (“Awards”) from May 11, 2010 (the “Effective Date”), through May 11, 2015, and such Awards may, subject to the terms and conditions of an Award, survive the Plan’s expiration.  Upon the Effective Date, no further awards will be made under the Company’s 2004 Equity Plan (the “2004 Plan”).

Article II.	Administration

2.1           Interpretation - The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)).  Notwithstanding the foregoing, any action hereunder may be taken by the Board of Directors of the Company (the “Board”) in lieu of the Committee and all references herein to the Committee shall be deemed to be the Board when the Board so acts.

2.2           Authority - The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

•	eligibility criteria regarding any participation or exercise rights,
•	types of Awards, including those qualified under 26 USC §422 or its equivalent (“ISOs”) and cash awards,
•	amounts, classes, registration rights or restricted legends of related Shares,
•	timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights),
•	restrictions on assignment or transfer of any Awards or rights thereunder,
•	vesting and forfeiture terms,
•	convertibility or deferral rights,
•
the amounts, methods and forms of consideration due from any Participant in exchange for the receipt or exercise of any Award or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto,

•	whether an Award should be subject to the satisfaction of Performance Objectives as described in Section 2.3, and any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”).  The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify.  Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

2.3           Performance Objectives – “Performance Objectives” may be expressed in terms of (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added, (h) sales, (i) cash flow from operating activities, (j) working capital, (k) productivity ratios, (l) expense targets, (m) cost containment or reduction, (n) market share, (o) completion of acquisitions of businesses or companies, (p) completion of divestitures and asset sales, (q) completion of business relocation activities,  (r) other financial objectives, or (s) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Unless otherwise expressly waived by the Committee, Performance Objectives shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the performance period has elapsed or (y) the date which is ninety (90) days after the commencement of the performance period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

At the time Performance Objectives are established, the Committee may also determine to exclude charges, credits or revenues related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring revenues or charges, credits, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

It is the intent of the Company that Awards subject to the attainment of Performance Objectives that are granted to persons who are designated by the Committee as likely to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder shall, if so designated by the Committee, constitute “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan or any Award Agreement relating to such Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

2.4           Amendments and Approvals - The Committee, at its discretion, may amend the Plan, its interpretations or any Award at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

2.5           Delegation - The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules.  Such delegation may be revoked by the Committee at any time.

Article III.	Stock Subject to Plan

3.1           Limit on Shares – The Committee shall limit Awards in the aggregate to an aggregate maximum amount (“Cap”) of: (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Stock” or, individually, the “Shares”); and no more than 50% of all Awards shall be ISOs.  Upon the Effective Date, such Cap shall be Three Million (3,000,000) Shares, plus the number of Shares that remain outstanding and available for issuance under the Company’s 2004 Plan as of the Effective Date as calculated pursuant to Section 3.2. Otherwise the Cap shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

3.2           Share Usage and Unvested Shares – Each Award shall be counted, as of the grant date, against the limit set forth in Section 3.1 as one Share for every one Share subject to an Award. Awards granted in substitution for awards held by employees of a business entity acquired by the Company shall not count against the Shares available for issuance under the Plan.

If, following the Effective Date, any Awards under the Plan or the 2004 Plan shall expire, be forfeited, exchanged or cancelled without having been fully exercised or vested (excluding, however, the use of Shares to satisfy the tax withholding obligations or the payment of the purchase price of an Award), the reserved but unused Shares subject thereto shall again be available for new Awards under the Plan.

3.3            Individual Limits – The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any Participant is 500,000 in any one calendar year.  The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any Participant is 250,000 in any one calendar year. The maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives in any performance period of up to one calendar year is year is $750,000 and the maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives over any performance period of greater than one calendar year is $2,000,000.

3.4           Share Issuance Book Entry – Notwithstanding any other provision of this Plan to the contrary, the issuance of Shares under the Plan may be evidenced in such manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates.

Article IV.	Types of Awards

4.1           Stock - The Committee may grant Awards of Stock to Participants on Terms specified in the Award Agreements.

4.2           Options - The Committee may grant Awards of options to purchase or sell Stock, to Participants on Terms specified in the Award Agreements.  The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that, the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000.  Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

4.3           Appreciation Rights – The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

4.4           Cash Awards – The Committee may grant cash-based Awards to Participants which may be based on the successful attainment of one or more Performance Objectives.

4.5           Other Awards - The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

Article V.	Termination of Awards

5.1           Unvested Rights - Except as otherwise provided in an Award Agreement or by the Committee, every unvested, unexercised right under this Plan shall terminate and expire at the earlier of: the expiration date in the Award Agreement or termination of the Participant’s employment.

5.2           Vested Rights - Except as otherwise provided in an Award Agreement or by the Committee, every vested, unexercised right under this Plan shall terminate and expire at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, (c) three months after a Participant’s retirement, or (d) one year after a Participant’s death or disability, provided that all of the foregoing shall be administered subject to the Committee’s Rules.

Article VI.	Adjustment of Number of Shares

6.1           Dividends - In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend. In the event of any other distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by the Company, the Company shall in such manner as the Company deems appropriate adjust (i) the number and kind of Shares subject to outstanding Awards and/or (ii) the purchase price of (or other consideration for) outstanding Awards to reflect such distribution.

6.2           Reorganization - In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award and for  the maximum limit on Shares in Section 3.1, the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed.

Article VII.	Change OF Control

7.1           Change of Control – A “Change of Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the company; (b) in which any person or group acquires, after the Effective Date, more than 25% of the voting power of the Company’s voting securities; (c) in which substantially all of the assets of the Company are sold; or (d) any similar event determined by the Committee to constitute a change in the control of the Company. Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in the event of a Change of Control, the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the earlier of: (x) the date of such Change of Control or (y) any other date established by the Committee in its discretion to allow Participants an effective opportunity to enjoy such rights under the circumstances.

Without limiting the generality of the foregoing, in connection with a Change of Control the Committee may elect, in its sole discretion, to (a) cancel any outstanding Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith) equal to the product of the number of Shares subject to the Award (the “Grant Shares”) multiplied by the amount, if any, by which (i) the formula or fixed price per Share paid to holders of Shares pursuant to such Change of Control exceeds (ii) the purchase price applicable to such Grant Shares, (b) provide in connection with such Change of Control for the assumption or continuation of the Awards theretofore granted, or for the substitution for such Awards for new Awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices, such that Awards theretofore granted shall continue in the manner and under the terms so provided, or (c) cancel any outstanding Awards to the extent the purchase price applicable to the Grant Shares issuable thereunder is greater than the formula or fixed price per share paid to holders of Shares pursuant to such Change of Control, with or without any payment to the holders thereof.  If the Company establishes an exercise window in connection with a scheduled consummation of a Change of Control, any exercise of an Option during such period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event.

Article VIII.	Miscellaneous

8.1           No Other Rights - Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

8.2           Vesting Causing Loss of Compensation Deduction – No part of an Award shall vest, settle or be delivered to the extent such vesting, settlement or delivery would cause the Participant to have compensation which is nondeductible by the Company pursuant to applicable Rules.  Any Award not vested, settled or delivered because of this limitation shall vest, settle or be delivered in any subsequent year in which the vesting, settlement or delivery would not cause the loss of such deduction.

8.3           Governing Law - This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

8.4            Termination of Plan - The Board of Directors may, at its discretion, terminate the Plan at any time for any reason.  Except as provided in Section 7.1, termination of the Plan shall not affect unexpired outstanding Awards previously granted.

8.5           Repricing – The terms of outstanding options and appreciation rights may not be amended, without stockholder approval, to reduce the purchase price applicable to such Awards or cancel, exchange, substitute, buyout or surrender such outstanding options or appreciation rights in exchange for cash, other Awards or options or appreciation rights with an option price that is less than the purchase price of the original options or appreciation rights.